UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
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C4 Therapeutics, Inc.
(Exact name of Registrant as specified in its Charter)
_____________________________________

Delaware	47-5617627
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
490 Arsenal Way, Suite 120 Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

_____________________________________

C4 Therapeutics, Inc. 2020 Stock Option and Incentive Plan
C4 Therapeutics, Inc. 2020 Employee Stock Purchase Plan
C4 Therapeutics, Inc. Non-Qualified Stock Option Agreements for Inducement Awards
(Full title of the plans)
_____________________________________

Andrew J. Hirsch
President and Chief Executive Officer
C4 Therapeutics, Inc.
490 Arsenal Way, Suite 120
Watertown, MA 02472
(617) 231-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Edwin O’Connor, Esq.	Jolie M. Siegel
Shoaib Ghias, Esq.	Chief Legal Officer
Goodwin Procter LLP	C4 Therapeutics, Inc.
100 Northern Avenue	490 Arsenal Way, Suite 120
Boston, MA 02210	Watertown, MA 02472
((617) 570-1000	(617) 231-0700

________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATION NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is filed to register the offer and sale of (i) an additional 3,531,294 shares of common stock, $0.0001 par value per share (the Common Stock”) of C4 Therapeutics, Inc. (the “Registrant”), to be issued under the Registrant’s 2020 Stock Option and Incentive Plan (the “Plan”) and (ii) an additional 656,714 shares of the Registrant’s Common Stock, to be issued under the Registrant’s 2020 Employee Stock Purchase Plan (the “ESPP”). The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an automatic annual increase on each January 1, beginning in 2021, by an amount equal to the lesser of: (i) five percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or (ii) such number of shares of Common Stock as determined by the Administrator (as defined in the Plan). Accordingly, on January 1, 2025, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 3,531,294. The number of shares of Common Stock reserved and available for issuance under the ESPP is subject to an automatic annual increase on each January 1, beginning in 2021, by an amount equal to the least of: (i) one percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, (ii) 656,714 shares of Common Stock or (iii) such lesser number of shares of Common Stock as determined by the Administrator (as defined in the ESPP). Accordingly, on January 1, 2025, the number of shares of Common Stock reserved and available for issuance under the ESPP increased by 656,714. The additional shares are of the same class as other securities relating to the Plan and the ESPP for which this Registration Statement incorporates by reference the contents of the (i) Registration Statement on Form S-8, File No. 333-249286, filed by the Registrant on October 2, 2020, (ii) Registration Statement on Form S-8, File No. 333-254145, filed by the Registrant on March 11, 2021, (iii) Registration Statement on Form S-8, File No. 333-262949, filed by the Registrant on February 24, 2022, (iv) Registration Statement on Form S-8. File 333-269944, filed by the Registrant on February 23, 2023, and (v) Registration Statement on Form S-8. File 333-277245, filed by the Registrant on February 22, 2024, relating to the Registrant’s 2015 Stock Option and Grant Plan, the Plan and the ESPP, pursuant to General Instruction E.
This Registration Statement on Form S-8 is also filed for the purpose of registering 639,360 shares of the Registrant’s Common Stock issuable under previously announced inducement stock option awards granted on April 29, 2024, September 30, 2024 and October 28, 2024 (the “Inducement Awards”). The Inducement Awards were granted outside of the Plan.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.
The documents containing the information specified in this Item 1 will be sent or given to (i) participants in the equity benefit plans covered by this Registration Statement and (ii) the employees issued the Inducement Awards as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Item 2.    Registrant Information and Employee Plan Annual Information.
The documents containing the information specified in this Item 2 will be sent or given to (i) participants in the equity benefit plans covered by this Registration Statement and (ii) the employees issued the Inducement Awards as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
Information Required in the Registration Statement
Item 3.    Incorporation of Documents by Reference,
The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:
(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 27, 2025.

(b) The Registrant’s Current Report on Form 8-K filed with the Commission on January 14, 2025 (excluding any information furnished in such report under Item 7.01).
(c) The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on September 28, 2020, and any amendment or report filed with the Commission for the purpose of updating the description.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4.    Description of Services.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
We have adopted provisions in our fifth amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, our bylaws provide that:
•we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.
We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.
Item 7.    Exhibits Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits
Refer to the Exhibit Index on the next page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Form	File Number	Date of Filing	Exhibit No.	Filed Herewith
4.1	Fifth Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-39567	10/06/2020	3.1
4.2	Second Amended and Restated Bylaws of the Registrant	S-1	333-248719	09/10/2020	3.5
4.3	Amended and Restated Investors’ Rights Agreement among the Registrant, its warrant holder and certain of its stockholders, dated June 5, 2020	S-1	333-248719	09/10/2020	4.1
4.4	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Registrant	DEF14A	001-39567	04/28/2023	A
5.1	Opinion of Goodwin Procter LLP					X
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)					X
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm					X
24.1	Power of attorney (included on the signature pages of this registration statement)					X
99.1	2020 Stock Option and Incentive Plan and forms of award agreements thereunder	10-K	001-39567	02/23/2023	10.2
99.2	2020 Employee Stock Purchase Plan	S-1/A	333-248719	09/28/2020	10.3
99.3	Form of Non-Qualified Stock Option Agreement Inducement Award	10-K	001-39567	02/22/2024	10.19
107	Filing Fee Table					X

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Item 9.    Undertakings.
(a) The registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on this 27th day of February 2025.

C4 Therapeutics, Inc.

Date: February 27, 2025	By:	/s/ Andrew J. Hirsch
Andrew J. Hirsch
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Andrew J. Hirsch and Kendra R. Adams as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date
/s/ Andrew J. Hirsch	President, Chief Executive Officer, and Director	February 27, 2025
Andrew J. Hirsch	(Principal Executive Officer)
/s/ Kendra R. Adams	Chief Financial Officer and Treasurer	February 27, 2025
Kendra R. Adams	(Principal Financial Officer)
/s/ Mark Mossler	Chief Accounting Officer	February 27, 2025
Mark Mossler	(Principal Accounting Officer)
/s/ Ronald Cooper	Chairman and Director	February 27, 2025
Ronald Cooper
/s/ Kenneth C. Anderson, M.D.	Director	February 27, 2025
Kenneth C. Anderson, M.D.
/s/ Laura Bessen, M.D.	Director	February 27, 2025
Laura Bessen, M.D.
/s/ Bruce Downey	Director	February 27, 2025
Bruce Downey
/s/ Stephen Fawell, Ph.D	Director	February 27, 2025
Stephen Fawell, Ph.D
/s/ Donna Grogan, M.D.	Director	February 27, 2025
Donna Grogan, M.D.
/s/ Stephen L. Hoerter.	Director	February 27, 2025
Stephen L. Hoerter
/s/ Owen Hughes	Director	February 27, 2025
Owen Hughes
/s/ Utpal Koppikar	Director	February 27, 2025
Utpal Koppikar